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Glen Ellyn, Illinois                                  Contact:  Scott W. Hamer
April 30, 2009                                        President/CEO
Company Release                                       630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
                      ANNOUNCES FIRST QUARTER 2009 RESULTS

         Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank-Wheaton/Glen Ellyn (the "Bank"), reported net income (unaudited) for the three months ended March 31, 2009 of $82,000, compared to $81,000 for the comparable prior year period. For the three months ended March 31, 2009, basic and diluted earnings per share both totaled $0.07. This represents an increase of 16.7% from $0.06 for both basic and diluted earnings per share for the comparable prior year period. The slight increase in net income for the quarter ended March 31, 2009 is primarily the result of the net effect of a $66,000 decrease in non-interest expense, a $7,000 decrease in net interest income and a $60,000 increase in provision for loan loss.

         Total assets at March 31, 2009 were $308.6 million, which represents an increase of $13.9 million, or 4.7%, compared to $294.7 million at December 31, 2008. The increase in total assets was the result of an increase in cash and cash equivalents of $13.2 million, or 83.4%, to $29.0 million at March 31, 2009 from $15.8 million at December 31, 2008 and an increase in investment securities of $4.4 million, or 16.2%, to $31.3 million at March 31, 2009 from $27.0 million at December 31, 2008. Partially offsetting these increases was a decrease in loans receivable of $4.1 million, or 1.9%, to $215.5 million at March 31, 2009 from $219.6 million at December 31, 2008. The increase in cash and cash equivalents is primarily due to a significant increase in deposits for the three months ended March 31, 2009. Deposits increased $13.7 million, or 5.4%, to $267.2 million at March 31, 2009 from $253.5 million at December 31, 2008. This increase primarily consists of increases in the Bank's core deposit accounts including an increase in interest bearing demand deposit accounts of $8.9 million, or 15.9%, to $64.7 million at March 31, 2009 from $55.8 million at December 31, 2008 and an increase in regular savings accounts of $2.7 million, or 11.2%, to $25.7 million at March 31, 2009 from $23.0 million at December 31, 2008. The percentage of interest bearing demand deposit accounts to total deposits increased to 24.2% at March 31, 2009 from 22.0% at December 31, 2008 and the percentage of certificates of deposits to total deposits decreased to 41.2% at March 31, 2009 from 42.8% at December 31, 2008. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, remained unchanged at $19.0 million as of March 31, 2009 and December 31, 2008.

         Shareholders' equity increased $123,000, or 0.74%, to $16.7 million at March 31, 2009 from $16.6 million at December 31, 2008. The increase in shareholders' equity for the three months ended March 31, 2009 was primarily the result of an increase in net income for the three months ended March 31, 2009 and an increase of $37,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. As of March 31, 2009 there were 1,245,267 shares of Company common stock outstanding, resulting in a book value of $13.44 per share.

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         Net interest income before provision for loan losses remained unchanged at $2.0 million for the three months ended March 31, 2009 as compared to the prior year period. A decrease in the average yield on interest-earning assets of 104 basis points to 5.11% for the three months ended March 31, 2009 from 6.15% for the prior year period was offset by a decrease in the average cost of interest-bearing liabilities of 114 basis points to 2.24% for the three months ended March 31, 2009, from 3.38% for the three months ended March 31, 2008. The net interest margin, expressed as a percentage of average earning assets, decreased one basis point to 3.00% for the three months ended March 31, 2009 from 3.01% for the three months ended March 31, 2008. The 225 basis point decrease in the federal funds interest rate, occurring since April 30, 2008, resulted in a decline of 84 basis points in average yield on loans during the first quarter of 2009 compared to the prior year period due to approximately one-half of the Bank's loan portfolio being adjustable rate. The average yield on loans totaled 5.61% for the three months ended March 31, 2009 compared to 6.45% for the prior year period.

         The provision for loan losses totaled $90,000 for the three months ended March 31, 2009 and $30,000 for the prior year period. The increase in the provision was the result of management's quarterly analysis of the allowance for loan loss. Nonperforming loans totaled $3.0 million, or 0.99% of total assets, at March 31, 2009. This represents a $200,000 increase from December 31, 2008 when nonperforming loans totaled $2.8 million, or 0.94% of total assets. The ratio of the allowance for loan losses to nonperforming loans totaled 100.4% and 111.7% at March 31, 2009 and December 31, 2008, respectively.

         Noninterest income remained unchanged at $528,000 for the three months ended March 31, 2009 as compared to the comparable prior year period. The Bank realized increases in gain on sale of loans of $61,000 and service charges on deposit accounts of $13,000, however, these increases were partially offset by a loss on sale of foreclosed assets of $63,000. The increase in gain on sale of loans is due to higher loan volume brought on by a lower mortgage interest rate environment.

         Noninterest expense decreased $66,000, or 2.7%, to $2.4 million for the three months ended March 31, 2009 as compared to the comparable prior year period. This decrease is primarily due to decreases in compensation and benefits expenses of $42,000, debit card expenses of $30,000 and appraisal and recording fees of $37,000, which were partially offset by increases in building and equipment expenses of $20,000, professional fees of $27,000 and data processing expenses of $20,000. The increase in building and equipment expenses are due to higher real estate taxes and snow removal expenses.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $308.6 million in assets at March 31, 2009. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

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         For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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

COMMUNITY FINANCIAL SHARES, INC.
--------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA: (UNAUDITED)                                          March 31,    December 31,
(IN THOUSANDS)                                                                               2009          2008
--------------------------------------------------------------------------------------------------------------------
Total assets                                                                                $ 308,606     $ 294,677
Loans receivable, net                                                                         215,471       219,615
Investment securities available-for-sale                                                       31,334        26,964
Deposits                                                                                      267,225       253,514
FHLB Advances                                                                                  17,000        17,000
Stockholders' equity                                                                           16,736        16,613
Nonperforming assets                                                                            3,157         2,954
Nonperforming loans                                                                             3,046         2,756
Allowance for loan losses                                                                       3,169         3,300
--------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
Total equity to total assets                                                                     5.42%         5.64%
Allowance for loan losses as a % of nonperforming assets                                        100.4%        111.7%
Allowance for loan losses as a % of loans                                                        1.45%         1.48%
Book value per share                                                                        $   13.44     $   13.34
Market value per share                                                                          12.25         17.50
Quarterly net interest margin (1)                                                                3.00%         3.05%

--------------------------------------------------------------------------------------------------------------------
                                                                                               Three months ended
                                                                                                   March 31,
                                                                                       -----------------------------
SELECTED OPERATING DATA: (UNAUDITED)                                                          2009          2008
                                                                                       -----------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                                                             $   3,427     $   4,142
Interest expense                                                                                1,411         2,118
                                                                                            ---------     ---------
Net interest income                                                                             2,016         2,024
Provision for loan losses                                                                          90            30
                                                                                            ---------     ---------
Net interest income after provision for loan losses                                             1,926         1,994
Noninterest income                                                                                528           528
Noninterest expense                                                                             2,427         2,494
                                                                                            ---------     ---------
Income before income tax                                                                           27            28
Income tax expense (benefit)                                                                      (55)          (53)
                                                                                            ---------     ---------
Net income                                                                                  $      82     $      81
                                                                                            =========     =========

Earnings per share - basic                                                                  $    0.07     $    0.06
Earnings per share - diluted                                                                     0.07          0.06

SELECTED PERFORMANCE RATIOS:
Return on average assets (1)                                                                     0.11%         0.11%
Return on average equity (1)                                                                     1.97%         1.76%
Noninterest expense to average total assets (1)                                                  3.28%         3.33%
Net interest margin (1)                                                                          3.00%         3.01%
Average total assets                                                                        $ 300,499     $ 300,121
Average total equity                                                                           16,850        18,492

(1) Annualized.